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Exhibit 23


Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements of Policy Management Systems Corporation (the "Company") on Form S-8 (Nos. 33-59553,33-59555, and 33-59575) of our report dated February 7, 1997 on our audits of the consolidated financial statements and financial statement schedule of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in this Annual Report on Form 10-K.


Coopers & Lybrand L.L.P.
Atlanta, Georgia
March 27, 1997